EXHIBIT 10.2

AMENDED AND RESTATED REVOLVING NOTE

$10,000,000.00

September 22, 2023

Omaha, Nebraska

Link Media Holdings, LLC, a Delaware limited liability company (“Borrower”), for value received hereby promises to pay to the order of First National Bank of Omaha (“Lender”), at Omaha, Nebraska or via wire transfer, as applicable, in lawful money of the United States of America (A) the principal amount of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) or, if less, the aggregate unpaid amount of all Revolving Loans made to Borrower by Lender pursuant to the Credit Agreement referred to below, such amount to be payable in the amounts and on the dates set forth in the Credit Agreement, the terms of which are hereby incorporated herein by reference, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement referred to below.

This Note is the Revolving Note under which Revolving Loans (including refundings and conversions), repayments and readvances of the Revolving Loan(s) may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note is subject to optional prepayment as provided in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Nebraska.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of August 12, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between Borrower and Lender, which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated. Capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

At Lender’s election, all borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrower under this Note.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon.

This Note amends and restates in its entirety that certain Revolving Note in the original principal amount of up to $5,000,000 dated as of August 12, 2019, executed by Borrower and made payable to Lender (the “Prior Note”), but no novation of the indebtedness evidenced by the Prior Note is intended nor shall be deemed to have occurred by virtue of this amendment and restatement of the Prior Note. The full principal amount under the Prior Note and accrued interest outstanding thereon are merged herein.

              Borrower is executing this Amended and Restated Revolving Note as of the date first above written.

LINK MEDIA HOLDINGS, LLC

By: /s/ Scott LaFoy

Name: Scott LaFoy

Title: President